Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)
InTest Corporation
(Exact name of Registrant as specified in its charter)
Table I: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	(1)	Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$11.33	$11,330,000	$0.00013810	$1,564.67
		Total Offering Amounts					$11,330,000		$1,564.67
		Total Fee offsets							—
		Net Fee Due							$1,564.67

	(1)	This Registration Statement covers an additional 1,000,000 shares of common stock of the Registrant authorized to be offered and sold under the Company’s 2023 Stock Incentive Plan, as amended effective June 17, 2026. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions. The Proposed Maximum Offering Price is estimated in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low price of the Registrant’s common stock as reported on the New York Stock Exchange on August 28, 2026.